                                 United States
                       Securities and Exchange Commission
                            Washington, D.C.  20549


                                  Schedule 13G
                           (Amendment No. ________)*

                   Under the Securities Exchange Act of 1934


                                  SonicWALL, Inc.
                      ----------------------------------
                                (Name of Issuer)

                                    Common Stock
                      ----------------------------------
                         (Title of Class of Securities)

                                    835470 10 5
                      ----------------------------------
                                 (CUSIP Number)


                               December 31, 1999
      ------------------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_] Rule 13d-1(b)

     [_] Rule 13d-1(c)

     [_] Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 15 pages

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 2 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bay Partners SBIC II, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,301,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,301,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,301,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.75%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 3 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bay Management Company 1997, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,301,400

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,301,400

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,301,400
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.75%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 4 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Bay Sonic Investors, LLC

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,232,364

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             2,232,364

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,232,364
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      9.46%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      CO
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 5 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Freidenrich Family Partnership

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            421,514

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             421,514

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,955,278
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      20.99%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 6 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      John Freidenrich

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,950

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,950

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,537,714
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.22%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 7 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Neal Dempsey

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      California
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            3,950

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,950

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,537,714
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.22%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      PN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 8 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Marcella Yano

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            500

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             500

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,534,264
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                      Page 9 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      Robert M. Williams

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            28,768

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             28,768

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,562,532
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.33%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

===============================================================================


  CUSIP NO. 835470 10 5                                    Page 10 of 15 Pages
            -----------


------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      James Wickett

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [x]
                                                                (b) [ ]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4

      United States
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          4,533,764
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          4,533,764
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      4,534,764
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      19.21%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12

      IN
------------------------------------------------------------------------------

Item 1.

(a)  Name of Issuer:  SonicWALL, Inc. ("Issuer")

(b)  Address of Issuer's Principal Executive Offices:


          1160 Bordeaux Drive
          Sunnyvale, CA   94089

Item 2.

(a)  Name of Person Filing:

     Bay Partners SBIC II, L.P. ("BPSBIC II")
     Bay Management Company 1997, LLC ("BMC 1997")
     Bay Sonic Investors, LLC ("BSI")
     Freidenrich Family Partnership ("FFP")
     Dempsey Family Partnership ("DFP")
     John Freidenrich ("JF")
     Neal Dempsey ("ND")
     Marcella Yano ("MY")
     Robert M. Williams ("RMW")
     James Wickett ("JW")

(b)  Address of Principal Business Office:

          10600 N. DeAnza Boulevard
          Cupertino, CA  95014

(c)  Citizenship/Place of Organization:

     Entities:              BPSBIC II       -       California
                            BMC 1997        -       California
                            BSI             -       California

     Individuals:           FFP             -       United States
                            DFP             -       United States
                            JF              -       United States
                            ND              -       United States
                            MY              -       United States
                            RMW             -       United States
                            JW              -       United States

(d)  Title of Class of Securities:    Common Stock

(e)  CUSIP Number:    835470 10 5

Item 3. Not applicable.

                              Page 11 of 15 pages

Item 4  Ownership.


                                 BPSBIC II     BMC 1997       BSI          FFP          DFP           JF           ND          MTY
------------------------------------------------------------------------------------------------------------------------------------
(a)   Beneficial Ownership    2,301,400    2,301,400    2,232,364    4,955,278    4,562,532    4,537,714    4,537,714    4,534,264
------------------------------------------------------------------------------------------------------------------------------------
(b)   Percentage of Class          9.75%        9.75%        9.46%       20.99%       19.33%       19.22%       19.22%      19.21%
------------------------------------------------------------------------------------------------------------------------------------
(c)   Sole Voting Power       2,301,400    2,301,400    2,232,364      421,514       28,768        3,950        3,950          500
------------------------------------------------------------------------------------------------------------------------------------
      Shared Voting Power           -0-          -0-          -0-    4,533,764    4,533,764    4,533,764    4,533,764    4,533,764
------------------------------------------------------------------------------------------------------------------------------------
      Sole Dispositive          326,400      326,400          -0-      421,514       28,768        3,950        3,950          500
      Power
------------------------------------------------------------------------------------------------------------------------------------
      Shared Dispositive            -0-          -0-          -0-    4,533,764    4,533,764    4,537,714    4,537,714    4,534,264
      Power

------------------------------------------------------------------------------------------------------------------------------------
                                 RMW          JW
------------------------------------------------------------------------------------------------------------------------------------
(a)   Beneficial Ownership    4,562,532    4,562,532
------------------------------------------------------------------------------------------------------------------------------------
(b)   Percentage of Class         19.33        19.21
------------------------------------------------------------------------------------------------------------------------------------
(c)   Sole Voting Power          28,768        1,000
------------------------------------------------------------------------------------------------------------------------------------
      Shared Voting Power     4,533,764    4,533,764
------------------------------------------------------------------------------------------------------------------------------------
      Sole Dispositive           28,768       28,768
      Power
------------------------------------------------------------------------------------------------------------------------------------
      Shared Dispositive      4,533,764    4,533,764
      Power
------------------------------------------------------------------------------------------------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class

Not Applicable.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.



                              Page 12 of 15 pages

Item 8.  Identification and Classification of Members of the Group

No reporting person is a member of a group as defined in Section 240.13d-1(b)(1)(ii)(H) of the Act.

Item 9.  Notice of Dissolution of Group

Not applicable.

Item 10.  Certification

        After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


Date:  February  8, 2000


Bay Partners SBIC II, L.P.                   Bay Sonic Investors, LLC

By:  Bay Management Company 1997, LLC
     its general partner

By:  /s/ JM Freidenrich                      By:   /s/ JM Freidenrich
     ---------------------------------             -------------------------
        Manager                                    Managing Member


Bay Management Company 1997, LLC


By:  /s/ JM Freidenrich
     ---------------------------------
        Manager


Freidenrich Family Partnership


By:  /s/ JM Freidenrich
     --------------------------------
        General Partner

Dempsey Family Partnership


By:  /s/ Neal Dempsey III
     --------------------------------
        General Partner


          /s/ JM Freidenrich
-------------------------------------
John Freidenrich

                              Page 13 of 15 pages

          /s/ Neal Dempsey III
-------------------------------------
Neal Dempsey

          /s/ Marcella Yano
-------------------------------------
Marcella Yano

          /s/ Robert Williams
-------------------------------------
Robert Williams

          /s/ James Wickett
-------------------------------------
James Wickett

EXHIBITS

A:  Joint Filing Statement



                              Page 14 of 15 pages

Exhibit A

                           Agreement of Joint Filing

        We, the undersigned, hereby express our agreement that the attached
Schedule 13G is filed on behalf of us.

Date:  February  8, 2000

Bay Partners SBIC II, L.P.                         Bay Sonic Investors, LLC

By:  Bay Management Company 1997, LLC
     its general partner

By:   /s/ JM Freidenrich                           By:   /s/ JM Freidenrich
   ------------------------------------                -------------------------
        Manager                                            Managing Member


Bay Management Company 1997, LLC


By:   /s/ JM Freidenrich
   ------------------------------------
        Manager

Freidenrich Family Partnership


By:   /s/ JM Freidenrich
   ------------------------------------
        General Partner

Dempsey Family Partnership


By:  /s/ Neal Dempsey III
   ------------------------------------
        General Partner


     /s/ JM Freidenrich
---------------------------------------
John Freidenrich

     /s/ Neal Dempsey III
---------------------------------------
Neal Dempsey

     /s/ Marcella Yano
---------------------------------------
Marcella Yano

     /s/ Robert Williams
---------------------------------------
Robert Williams

     /s/ James Wickett
---------------------------------------
James Wickett



                              Page 15 of 15 pages